Exhibit 99.2

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Strategic Storage Trust IV, Inc. Announces Estimated Per Share Value of $22.65

LADERA RANCH, CA – (June 21, 2019) – Strategic Storage Trust IV, Inc. (“SST IV”) announced today that its board of directors has approved an estimated per share net asset value (“NAV”) of its Class A, Class T, and Class W common stock of $22.65, calculated as of March 31, 2019.

“We are pleased to announce SST IV’s first estimated value per share of $22.65,” said H. Michael Schwartz, chairman and chief executive officer of SST IV. “The value of our existing assets have increased, and we believe that continuing to invest in stabilized and growth self storage assets will drive long-term value for our shareholders.”

On June 20, 2019, SST IV’s board of directors approved the estimated per share NAV of $22.65 based on the estimated value of SST IV’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of March 31, 2019.

Duff & Phelps, LLC (“Duff & Phelps”), an independent third-party real estate valuation and advisory firm, was engaged to provide valuation services of SST IV’s assets and liabilities, including its 16 self storage properties. Upon the nominating and corporate governance committee’s receipt and review of the Duff & Phelps valuation report, the committee concluded that the range in estimated value per share of $21.40 to $24.02, with an approximate mid-range value per share of $22.65, was reasonable and recommended to the board that it adopt $22.65 as the estimated value per share for the SST IV’s Class A, Class T, and Class W shares.

SST IV acquired its 16 self storage properties for approximately $185.6 million. The total estimated value of the properties was approximately $202.6 million, representing an approximate 9.2% increase in the total value over the aggregate purchase price.

The valuation was determined in compliance with Investment Program Association Practice Guideline 2013-01 regarding valuations of publicly registered non-listed REITs (“IPA guidelines”). Consistent with the IPA guidelines, the valuation does not include a portfolio premium that may reasonably be expected to accrue in a typical real estate valuation process conducted for transaction purposes, nor does it reflect an enterprise value.

For a full description of the methodology and assumptions used to determine the estimated per share NAV and the limitations of the estimated per share NAV, please see SST IV’s Current Report on Form 8-K that was filed with the U.S. Securities and Exchange Commission on June 21, 2019.

About Strategic Storage Trust IV, Inc. (SST IV)

SST IV is a public non-traded REIT that focuses on the acquisition of stabilized and growth self storage properties. SST IV owns 16 self storage facilities comprising approximately 11,000 self storage units and 1.3 million net rentable square feet of storage space, as well as two parcels of land under development.

About SmartStop Asset Management, LLC

SmartStop is a diversified real estate company focused on self storage, student housing and senior housing assets. The company has approximately $1.9 billion of real estate assets under management, including 131 self storage facilities located throughout the United States and Toronto, Canada, comprised of approximately 85,000 units and 9.8 million rentable square feet. SmartStop’s real estate portfolio also includes five student housing communities with approximately 2,800 beds and 1.1 million square feet of space, as well as four senior housing communities with approximately 650 beds and 500,000 rentable square feet of space. SmartStop is the sponsor of three public non-traded REITs: SST IV and Strategic Storage Trust II, Inc., both focused on self storage assets, and Strategic Student & Senior Housing Trust, Inc., focused on student and senior housing assets. SmartStop is also a national sponsor of Section 1031 exchange offerings using the Delaware statutory trust structure and private placement offerings using a REIT structure. SmartStop has a track record of full cycle REIT liquidity events, including the all cash merger of Strategic Storage Trust, Inc. with Extra Space Storage in October 2015 for $13.75 per share and the all cash merger of Strategic Storage Growth Trust, Inc. with Strategic Storage Trust II, Inc. in January 2019 for $12.00 per share. Additional information regarding SmartStop is available at www.SAM.com and more information regarding SmartStop® Self Storage in the United States and Canada is available at www.smartstopselfstorage.com.

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This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in SST IV’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.